Exhibit 5.1
May 26, 2006
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513

Re:	Registration Statement on Form S-4 filed by R.H. Donnelley Corporation on May 26, 2006 (as it may be amended from time to time, the “Registration Statement”)
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Corporate Secretary of R.H. Donnelley Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the Registration Statement, which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $365 million aggregate principal amount at maturity of the Company’s 6.875% A-1 Senior Discount Notes due 2013 (the “Series A-1 Exchange Notes”), $660 million aggregate principal amount at maturity of the Company’s 6.875% Series A-2 Senior Discount Notes due 2013 (the “Series A-2 Exchange Notes”) and $1,210 million aggregate principal amount of the Company’s 8.875% Series A-3 Senior Notes due 2016 (the “Series A-3 Exchange Notes”) registered under the Securities Act of 1933 for an equal principal amount at maturity of the Company’s 6.875% Series A-1 Senior Discount Notes due 2013 (the “Outstanding Series A-1 Notes”), 6.875% Series A-2 Senior Discount Notes due 2013 (the “Outstanding Series A-2 Notes”) and an equal principal amount of the Company’s 8.875% Series A-3 Senior Notes due 2016 (the “Outstanding Series A-3 Notes”). The Outstanding Series A-1 Notes have been, and the Series A-1 Exchange Notes will be, issued pursuant to an Indenture, dated as of January 27, 2006 (the “Series A-1 Indenture”), by and between the Company and The Bank of New York, as trustee (the “Trustee”). The Outstanding Series A-2 Notes have been, and the Series A-2 Exchange Notes will be, issued pursuant to an Indenture, dated as of January 27, 2006 (the “Series A-2 Indenture”), by and between the Company (as successor to R.H. Donnelley Corporation III) and the Trustee. The Outstanding Series A-3 Notes have been, and the Series A-3 Exchange Notes will be, issued pursuant to an Indenture, dated as of January 27, 2006 (the “Series A-3 Indenture”), by and between the Company (as successor to R.H. Donnelley Corporation III) and the Trustee.
     In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:
     1. The Series A-1 Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Series A-1 Indenture and delivered in exchange for the Outstanding Series A-1 Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

     2. The Series A-2 Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Series A-2 Indenture and delivered in exchange for the Outstanding Series A-2 Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.
     3. The Series A-3 Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Series A-3 Indenture and delivered in exchange for the Outstanding series A-3 Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.
     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.
     The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I express no opinion with respect to any other law of the State of Delaware or as to the effect of the laws of any other jurisdiction.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Robert J. Bush

Name:	Robert J. Bush
Title:	Senior Vice President, General Counsel
and Corporate Secretary